Exhibit j (2) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Managed Allocation Portfolios:

We consent to the use of our report dated January 23, 2009, with respect to the financial statements of the Federated Balanced Allocation Fund, Federated Target ETF Fund 2015, Federated Target ETF Fund 2025 and Federated Target ETF Fund 2035, each a portfolio of Federated Managed Allocation Portfolios, as of November 30, 2008, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP
Boston, Massachusetts
January 23, 2009